EXHIBIT 99.1

January 25, 2007 1:00 p.m. Pacific Time

Company Press Release

SOURCE: CONTACTS:	Cowlitz Bancorporation Richard J. Fitzpatrick, Chief Executive Officer Gerald L. Brickey, Chief Financial Officer (360) 423-9800

Cowlitz Bancorporation Announces Outstanding 2006 Earnings
– Full year earnings up 60% and Fourth Quarter earnings up 40%

LONGVIEW, Wash., January 25, 2007 /PRNewswire/ --

FlashResults Cowlitz Bancorporation (NASDAQ: CWLZ) (Numbers in Thousands, Except Per Share Data)

	Three Months Ended			Twelve Months Ended

	December 31,		September 30,	December 31,
	2006	2005	2006	2006	2005	% Change

Net Interest Income	$6,256	$4,486	$5,979	$22,375	$14,796	51%
Net Income	$1,217	$872	$1,341	$4,731	$2,957	60%
Diluted EPS	$0.24	$0.18	$0.26	$0.93	$0.66	41%
Total Period End				$358,390	$270,247	33%
Loans
Total Period End				$399,450	$309,195	29%
Deposits

Cowlitz Bancorporation (NASDAQ: CWLZ - news) today reported net income of $1,217,000 or $0.24 per diluted share for the fourth quarter of 2006, compared with net income of $872,000, or $0.18 per diluted share, during the same period of 2005. Net income for the fourth quarter of 2006 was up 40% over the same period last year, and net income for the year 2006 was up 60% from 2005. Net income for the year 2006 was $4,731,000, or $0.93 per diluted share, compared with $2,957,000, or $0.66 per diluted share, in 2005. Earnings per diluted share for the year 2006 were up 41% over last year, reflecting the issuance of common shares in conjunction with the November 2005 acquisition of Asia-Europe-Americas Bancshares, Inc. (AEA).

Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary, Cowlitz Bank, stated, “2006 was an excellent year for the Company, with loan growth exceeding our expectations. Loans at the end of 2006 were 33% higher than year-end 2005, reflecting the exceptional efforts of our experienced lending team throughout our market areas. The demand for business and real estate loans moderated somewhat in the fourth quarter of 2006. We expect good loan growth in 2007, but at a somewhat lower rate than the Company experienced in 2006.” The Company’s return on assets increased to 1.12% in 2006 from 0.96% in 2005. The Company’s efficiency ratio was 60.9% and 64.1% for the fourth quarter and year 2006, respectively, compared with 71.0% and 72.8% for the same periods of 2005. The Company’s leverage and risk-based capital ratios continue to exceed the “well-capitalized” requirements.

Total loans were $358.4 million at December 31, 2006, and were up 4% from September 30, 2006. Total deposits were up 29% from the year-end 2005 balance, and 3% from September 30, 2006. The Company’s net interest margin was 5.97% in the fourth quarter of 2006, compared with 5.52% in the same quarter last year and 6.04% in the third quarter of 2006. The decrease in the net interest margin on a linked-quarter basis was due primarily to an increase in the cost of funds. The average cost of funds paid on interest-bearing liabilities for the fourth quarter of 2006 was 3.90%, compared with 2.66% in the fourth quarter of 2005 and 3.74% in the third quarter of 2006. The higher average cost of funds was the result of rising short-term interest rates and enhanced competition for deposits in the Company’s markets. “Pressure on the funding side of the balance sheet is expected to continue, and we expect that our margins will continue to compress in 2007.” Mr. Fitzpatrick stated.

The provision for credit losses was $1,150,000 in the fourth quarter of 2006, compared with $500,000 in the fourth quarter of 2005 and $800,000 in the third quarter of 2006. During the fourth quarter of 2006, the Company incurred charge-offs totaling $1,823,000. Of this total, approximately $1.1 million of the charge-offs was due to a loss on an equipment lease related to an alleged accounting fraud. In connection with this lease, the Company recorded $606,000 of foreclosed assets. Ernie D. Ballou, Executive Vice President and Chief Credit Administrator stated, “Over 90% of our loan and lease charge offs in 2006 were non-real estate related. The quality of the Bank’s assets continues to be strong and reflects an effective credit review process and appropriate methodology for addressing problem exposures.” During the fourth quarter, the Company sold certain substandard loans, and other loans rated performing but substandard were reduced to $809,000 at December 31, 2006. The total allowance for loan losses was 1.25% as a percentage of loans outstanding at December 31, 2006, compared with 1.63% at year-end 2005, and represents 394% of non-performing loans at year end. As of December 31, 2006, non-performing loans as a percentage of total loans were 0.32%, compared with 1.54% at December 31, 2005, following the acquisition of AEA. Non-performing loans at December 31, 2006 is represented by a single loan fully guaranteed by an agency of the U.S. government. The workout period for this loan is currently expected to continue into 2008. As a percentage of total assets, non-performing assets were 0.38% at year-end 2006.

Non-interest income in the fourth quarter of 2006 was $806,000 compared with $629,000 in the fourth quarter of 2005 and $657,000 in the third quarter of 2006. Excluding losses on securities transactions of $164,000 and $184,000 in the fourth quarter of 2005 and third quarter of 2006, respectively, non-interest income was $793,000 and $841,000 in the fourth quarter of 2005 and third quarter of 2006, respectively. The lower level of non-interest revenue in the fourth quarter of 2006 compared with the immediately preceding quarter was primarily due to lower service charges on deposit accounts.

Non-interest expenses in the fourth quarter of 2006 were significantly higher compared with the fourth quarter of 2005, primarily a reflection of the overall higher level of staffing, occupancy, data processing and branch activities due to loan growth, two additional branches and the expansion of the Company’s international trade finance capabilities. The fourth quarter of 2005 included only two months of operations of the Seattle branch acquired from AEA. Non-interest expenses in the fourth quarter 2006 included a higher level of performance-based compensation and higher costs of professional services related to outsourced internal audit activities and the initiation of the Company’s compliance with Sarbanes-Oxley Act requirements for 2007.

In March 2006, the Company entered into an interest rate floor agreement to hedge the variability of expected interest income related to loans priced with a floating rate index. In November 2006, the Company entered into interest rate swap agreements to hedge additional amounts of its floating rate loan portfolio. The Company recorded mark-to-market adjustments for these instruments until December 2006, when the Company achieved hedge accounting treatment for its derivative financial instruments. A net positive adjustment to earnings of $120,000 related to interest rate contracts was recorded in the fourth quarter of 2006. The Company does not anticipate future mark-to-market adjustments to earnings related to these instruments and will recognize any hedge ineffectiveness in the period that ineffectiveness is determined.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2005, and other filings with the SEC. Specific risks in this release relate to the Company’s ability to continue loan growth in 2007.

FINANCIAL HIGHLIGHTS
(Unaudited - $ in thousands except per share data)
INCOME STATEMENT		Quarter Ending		Twelve Months Ending

	December 31,	December 31,	September 30,	December 31,	December 31,
	2006	2005	2006	2006	2005

Interest income	$9,080	$5,977	$8,603	$31,638	$19,698
Interest expense	2,824	1,491	2,624	9,263	4,902

Net interest income	6,256	4,486	5,979	22,375	14,796
Provision for credit losses	1,150	500	800	2,640	870

Net interest income after provision
for credit losses	5,106	3,986	5,179	19,735	13,926
Non-interest income	806	629	657	2,866	2,451
Non-interest expense	4,303	3,631	3,994	16,182	12,561

Income before provision for income taxes	1,609	984	1,842	6,419	3,816
Provision for income taxes	392	112	501	1,688	859

Net income	$1,217	$872	$1,341	$4,731	$2,957

Earnings per share:
Basic	$0.25	$0.19	$0.27	$0.98	$0.69

Diluted	$0.24	$0.18	$0.26	$0.93	$0.66

Weighted average shares outstanding:
Basic	4,885,247	4,526,561	4,881,525	4,845,892	4,266,783
Diluted	5,141,564	4,774,247	5,131,368	5,098,334	4,451,466
Shares outstanding at period end	4,889,323	4,772,251	4,884,748	4,889,323	4,772,251
Efficiency ratio (1)	60.9%	71.0%	60.2%	64.1%	72.8%
Number of full-time equivalent employees				135	119
(1) Non-interest expense divided by net interest income plus non-interest income.

		Quarter Ending		Twelve Months Ending

	December 31,	December 31,	September 30,	December 31,	December 31,
SELECTED AVERAGES	2006	2005	2006	2006	2005

Average loans	$357,696	$260,817	$337,942	$319,582	$219,881
Average interest-earning assets	424,505	324,873	401,529	384,257	284,080
Total average assets	465,119	347,382	440,278	422,127	308,542
Average deposits	394,604	293,964	370,263	354,958	258,835
Average interest-bearing liabilities	289,777	224,282	280,545	266,891	204,600
Average equity	50,533	41,874	48,381	47,641	36,483

	December 31,	December 31,	September 30,
SELECTED BALANCE SHEET ACCOUNTS	2006	2005	2006

Total assets	$468,410	$370,095	$456,615
Securities available for sale	57,688	52,462	54,158
Loans:
Real estate secured:
One to four family residential	29,805	25,361	31,918
Multifamily	12,821	11,999	13,631
Construction	80,692	46,281	73,138
Commercial real estate	111,480	108,041	118,517

Total real estate	234,798	191,682	237,204

Commercial and industrial	121,332	75,974	104,610
Consumer and other	3,338	3,194	3,565

	359,468	270,850	345,379
Deferred loan fees	(1,078)	(603)	(1,106)

Loans, net of deferred loan fees	358,390	270,247	344,273
Goodwill and other intangibles	1,873	2,135	1,899
Deposits:
Non-interest-bearing demand	107,943	97,327	118,765
Savings and interest-bearing demand	95,861	98,360	93,198
Certificates of deposits	195,646	113,508	174,846

Total deposits	399,450	309,195	386,809
Borrowings	500	817	694
Junior subordinated debentures	12,372	12,372	12,372
Stockholders' equity	50,698	44,941	49,940

Book value per share	$10.37	$9.42	$10.22
Tangible book value per share	$9.99	$8.98	$9.83
Tier 1 leverage capital ratio (Q4-06 estimated)	13.23%	15.92%	13.66%

		Quarter Ending		Twelve Months Ending

	December 31,	December 31,	September 30,	December 31,	December 31,
RATIOS ANNUALIZED	2006	2005	2006	2006	2005

Return on average assets	1.05%	1.00%	1.22%	1.12%	0.96%
Return on average equity	9.63%	8.33%	11.09%	9.93%	8.11%
Return on average tangible equity	10.01%	8.64%	11.55%	10.34%	8.34%
Average equity/average assets	10.86%	12.05%	10.99%	11.29%	11.82%
Yield on interest-earning assets (TE)	8.63%	7.36%	8.65%	8.31%	7.01%
Rate on interest-bearing liabilities	3.90%	2.66%	3.74%	3.47%	2.40%
Net interest spread (TE)	4.73%	4.70%	4.91%	4.84%	4.61%
Net interest margin (TE)	5.97%	5.52%	6.04%	5.90%	5.28%
TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.
	Quarter Ending		Twelve Months Ending

	December 31,	December 31,	December 31,	December 31,
ALLOWANCE FOR CREDIT LOSSES	2006	2005	2006	2005

Balance at beginning of period	$5,483	$4,054	$4,668	$3,796
Provision for credit losses	1,150	500	2,640	870
Acquired allowance for credit losses	-	1,651	-	1,651
Recoveries	15	37	308	168
Charge-offs	(1,823)	(1,574)	(2,791)	(1,817)

Balance at end of period	$4,825	$4,668	$4,825	$4,668

Components
Allowance for loan losses			$4,481	$4,417
Liability for unfunded credit commitments (1)			344	251

Total allowance for credit losses			$4,825	$4,668

Allowance for loan losses/total loans			1.25%	1.63%
Allowance for credit losses/total loans			1.35%	1.73%
Allowance for loan losses/non-performing loans			394%	106%
Allowance for credit losses/non-performing loans			424%	112%

(1)	In the first quarter of 2006, the Company reclassified a portion of the allowance for loan losses related to unfunded credit commitments to other liabilities on the balance sheet in accordance with GAAP and bank regulatory requirements.

Amounts for 2005 were reclassified for comparability.

	December 31,	December 31,	September 30,
NON-PERFORMING ASSETS	2006	2005	2006

Nonaccrual loans	$1,137	$4,156	$2,021
Other real estate owned and other foreclosed assets	623	-	-

Total non-performing assets	$1,760	$4,156	$2,021

Total non-performing loans to total loans	0.32%	1.54%	0.59%

Total non-performing assets/total assets	0.38%	1.12%	0.44%